EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-58561) of Hines Horticulture, Inc. of our report dated March 24, 2006, except for the restatement discussed in Note 2 and the discontinued operations as discussed in Note 3 to the consolidated financial statements, as to which the date is July 10, 2007, relating to the consolidated financial statements as of and for the two-years ended December 31, 2005, which appears in the Annual Report on Form 10-K filed July 10, 2007.

PricewaterhouseCoopers LLP
Orange County, California
September 20, 2007